Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 10, 2023

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2023 AND ANNOUNCES QUARTELY CASH DIVIDEND

INDIANAPOLIS, INDIANA – March 10, 2023 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the first fiscal quarter ended January 31, 2023. Hurco recorded net income of $1,330,000, or $0.20 per diluted share, for the first quarter of fiscal year 2023, compared to net income of $3,535,000, or $0.53 per diluted share, for the corresponding period in fiscal year 2022.

Sales and service fees for the first quarter of fiscal year 2023 were $54,682,000, a decrease of $12,205,000, or 18%, compared to the corresponding prior year period, and included an unfavorable currency impact of $3,189,000, or 5%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “Right now the global machine tool market is experiencing some oscillation in demand that seems unpredictable.  Volatility in the macroeconomic environment is not unfamiliar territory to us, and we plan to continue our strategy to innovate and invest in new and advanced technologies.  We still believe our historical practice of maintaining a strong balance sheet and cash flows will allow us to be opportunistic and prepared for the upside of these market cycles when they come.  We also plan to stay the course on a balanced capital allocation strategy that prioritizes liquidity while recognizing the importance of targeting accretive growth and returning shareholder value.”

The following table sets forth net sales and service fees by geographic region for the first fiscal quarter ended January 31, 2023, and 2022 (dollars in thousands):

	Three Months Ended
	January 31,
	2023	2022	$ Change	% Change
Americas	$ 22,013	$ 24,009	$ (1,996)	(8%)
Europe	28,592	34,118	(5,526)	(16%)
Asia Pacific	4,077	8,760	(4,683)	(53%)
Total	$ 54,682	$ 66,887	$ (12,205)	(18%)

Sales in the Americas for the first quarter of fiscal year 2023 decreased by 8%, compared to the corresponding period in fiscal year 2022, primarily due to a decreased volume of shipments of Hurco and Takumi machines.

European sales for the first quarter of fiscal year 2023 decreased by 16%, compared to the corresponding period in fiscal year 2022, and included an unfavorable currency impact of 8%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The decrease in European sales for the first quarter of fiscal year 2023 was primarily attributable to a decreased volume of shipments of Hurco and Takumi machines across the European region, partially offset by increased European sales of Milltronics machines and electro-mechanical components and accessories manufactured by our wholly owned subsidiary, LCM Precision Technology S.r.l. (“LCM”).

Asian Pacific sales for the first quarter of fiscal year 2023 decreased by 53%, compared to the corresponding period in fiscal year 2022, and included an unfavorable currency impact of 5%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The decrease in Asian Pacific sales primarily resulted from a reduced volume of shipments of Hurco and Takumi machines in China, Southeast Asia, and India.

Orders for the first quarter of fiscal year 2023 were $53,230,000, a decrease of $17,625,000, or 25%, compared to the corresponding period in fiscal year 2022, and included an unfavorable currency impact of $3,310,000, or 5%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the first fiscal quarter ended January 31, 2023 and 2022 (dollars in thousands):

	Three Months Ended
	January 31,
	2023	2022	$ Change	% Change
Americas	$ 19,687	$ 22,116	$ (2,429)	(11%)
Europe	29,886	40,665	(10,779)	(27%)
Asia Pacific	3,657	8,074	(4,417)	(55%)
Total	$ 53,230	$ 70,855	$ (17,625)	(25%)

Orders in the Americas for the first quarter of fiscal year 2023 decreased by 11%, compared to the corresponding period in fiscal year 2022, primarily due to decreased customer demand for Hurco and Milltronics machines.

European orders for the first quarter of fiscal year 2023 decreased by 27%, compared to the corresponding prior year period, and included an unfavorable currency impact of 7%, when translating foreign orders to U.S. dollars.  The decrease in orders was driven primarily by decreased customer demand for Hurco and Takumi machines in Germany and France, partially offset by increased customer demand for Hurco machines in Italy and the United Kingdom.

Asian Pacific orders for the first quarter of fiscal year 2023 decreased by 55%, compared to the corresponding prior year period, and included an unfavorable currency impact of 4%, when translating foreign orders to U.S. dollars.  The decrease in Asian Pacific orders was driven primarily by a decrease in customer demand for Hurco and Takumi machines in China, Southeast Asia, and India.

Gross profit for the first quarter of fiscal year 2023 was $12,718,000, or 23% of sales, compared to $16,907,000, or 25% of sales, for the corresponding prior year period.  The year-over-year decrease in gross profit as a percentage of sales was primarily due to the lower volume of sales of vertical milling machines across all sales regions, particularly the European sales region where we typically sell more of our higher-performance, higher-priced VMX series machines.  Additionally, gross profit was negatively impacted by the allocation of fixed costs on lower sales and production volumes.

Selling, general, and administrative expenses for the first quarter of fiscal year 2023 were $11,484,000, or 21% of sales, compared to $11,697,000, or 17% of sales, in the corresponding fiscal year 2022 period, and included a favorable currency impact of $581,000, when translating foreign expenses to U.S. dollars for financial reporting purposes.

The effective tax rate for the first quarter of fiscal year 2023 was 31%, compared to 32% in the corresponding prior year period. The year-over-year decrease in the effective tax rate was primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates and a discrete item related to stock compensation.

Cash and cash equivalents totaled $56,888,000 at January 31, 2023, compared to $63,922,000 at October 31, 2022. Working capital was $204,264,000 at January 31, 2023, compared to $194,733,000 at October 31, 2022.  The increase in working capital was primarily driven by increases in inventories, net and prepaid assets and decreases in accrued payroll and employee benefits and accounts payable, partially offset by decreases in cash and cash equivalents and accounts receivable, net.

On January 6, 2023, Hurco announced a share repurchase program in an aggregate amount of up to $25.0 million. Repurchases under this program may be made in the open market or through privately negotiated transactions from time to time through November 10, 2024, subject to applicable laws, regulations, and contractual provisions. This program may be amended, suspended, or discontinued at any time and does not commit Hurco to repurchase any shares of its common stock.

Hurco’s prior $7.0 million share repurchase program also remains in effect until its scheduled expiration on March 10, 2023.  During the first quarter of fiscal 2023, approximately 26,819 shares were repurchased at an aggregate value of approximately $743,000 under that program, resulting in $3.4 million remaining available under that program as of January 31, 2023.

Hurco also announced today that its Board of Directors approved the payment of a cash dividend of $0.16 per share on its issued and outstanding common stock.  The dividend will be paid on April 10, 2023, to shareholders of record as of the close of business on March 27, 2023. Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool.  The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations.  The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; the United Kingdom’s withdrawal from the European Union (Brexit); our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended January 31,
	2023	2022

	(unaudited)
Sales and service fees	$ 54,682	$ 66,887
Cost of sales and service	41,964	49,980
Gross profit	12,718	16,907
Selling, general and administrative expenses	11,484	11,697

Operating income	1,234	5,210
Interest expense	16	7
Interest income	52	53
Investment income	29	178
Other income (expense), net	641	(256)
Income before taxes	1,940	5,178
Provision (benefit) for income taxes	610	1,643
Net income	$ 1,330	$ 3,535

Income per common share
Basic	$ 0.20	$ 0.53
Diluted	$ 0.20	$ 0.53
Weighted average common shares outstanding
Basic	6,583	6,616
Diluted	6,622	6,642

Dividends per share	$ 0.15	$ 0.14

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended January 31,
Operating Data:	2023	2022

	(unaudited)
Gross margin	23%	25%
SG&A expense as a percentage of sales	21%	17%
Operating income as a percentage of sales	2%	8%
Pre-tax income as a percentage of sales	4%	8%
Effective tax rate	31%	32%
Depreciation and amortization	$ 1,054	$ 942
Capital expenditures	$ 599	$ 580

Balance Sheet Data:	1/31/2023	10/31/2022
Working capital	$ 204,264	$ 194,733
Days sales outstanding	49	38
Inventory turns	1.1	1.2
Capitalization
Total debt	--	--
Shareholders' equity	232,850	222,644
Total	$ 232,850	$ 222,644

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	January 31,	October 31,
	2023	2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 56,888	$ 63,922
Accounts receivable, net	34,844	38,444
Inventories, net	168,608	156,207
Derivative assets	1,077	2,515
Prepaid and other assets	10,162	6,981
Total current assets	271,579	268,069
Property and equipment:
Land	879	868
Building	7,352	7,352
Machinery and equipment	28,032	26,532
Leasehold improvements	4,697	4,351
	40,960	39,103
Less accumulated depreciation and amortization	(32,560)	(30,620)
Total property and equipment, net	8,400	8,483
Non-current assets:
Software development costs, less accumulated amortization	7,310	7,302
Intangible assets, net	1,204	1,246
Operating lease - right of use assets, net	9,361	8,460
Deferred income taxes	3,742	3,442
Investments and other assets, net	9,914	9,235
Total non-current assets	31,531	29,685
Total assets	$ 311,510	$ 306,237

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 38,178	$ 40,707
Customer deposits	5,991	4,839
Derivative liabilities	2,261	3,632
Operating lease liabilities	4,366	3,973
Accrued payroll and employee benefits	7,443	10,751
Accrued income taxes	3,213	2,611
Accrued expenses	4,456	5,397
Accrued warranty expenses	1,407	1,426
Total current liabilities	67,315	73,336
Non-current liabilities:
Deferred income taxes	81	67
Accrued tax liability	1,281	1,281
Operating lease liabilities	5,347	4,814
Deferred credits and other	4,636	4,095
Total non-current liabilities	11,345	10,257

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,675,917 and 6,645,352 shares issued and 6,587,694 and 6,566,994 shares outstanding, as of January 31, 2023 and October 31, 2022, respectively	659	657
Additional paid-in capital	63,621	63,635
Retained earnings	180,212	179,877
Accumulated other comprehensive loss	(11,642)	(21,525)
Total shareholders' equity	232,850	222,644
Total liabilities and shareholders' equity	$ 311,510	$ 306,237